EXHIBIT 23(B)



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-93181) filed by Texas Utilities Company (doing business as TXU Corp.) of our report dated March 3, 1999 on the consolidated financial statements of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries, a wholly owned subsidiary of TXU Corp., as of December 31, 1998 and for the period from formation (February 5, 1998) through December 31, 1998 appearing in the Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1999.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
London, England
May 10, 2000